EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Net Sales of $564.1 million in Q4 and $2,164.0 Million for Full Year

Gross Profit Increased 6% in Q4 to $84.8 Million and 6% for Full Year to $343.9 Million

Gross Profit Margin Increased 40 Basis Points to 15.0% in Q4 and 90 Basis Points to 15.9% for Full Year

Diluted EPS Increased $0.75 to $0.48 and Increased $1.63 for Full Year to $1.83

Non-GAAP Adjusted EPS Increased $0.54 in Q4 to $0.57 and Increased $1.44 for Full Year to $2.36

Generated Cash Flow from Operations of $46 Million for Q4 and $134 Million for Full Year

El Segundo, California — February 6, 2019 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the fourth quarter and year ended December 31, 2018.

Consolidated Financial Summary

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2018	2017	% Change		2018	2017	% Change
Net Sales	$564.1	$544.8	4%		$2,164.0	$2,166.9	(0)%
Gross Profit	84.8	79.6	6		343.9	324.7	6
Gross Profit Margin	15.0%	14.6%	40	bp	15.9%	15.0%	90	bp
SG&A Expenses	$74.0	$80.6	(8)		$303.2	$314.1	(3)
Operating Profit (Loss)	10.8	(1.0)	NM	(1)	40.7	10.6	283
Net Income (Loss)	6.1	(3.2)	NM	(1)	22.8	2.6	778
Non-GAAP Net Income	7.2	0.3	2,190		29.3	12.1	142

EBITDA	14.4	2.8	411		55.0	25.3	117
Adjusted EBITDA	15.1	5.5	174		60.8	37.7	61

Diluted Earnings (Loss) Per Share	0.48	(0.27)	NM	(1)	1.83	0.20	815
Adjusted Diluted Earnings Per Share	0.57	0.03	1,800		2.36	0.92	157

(1)	Not meaningful.

Frank Khulusi, Chairman and CEO of PCM, Inc., stated, “We finished the year with another fantastic quarter of profitable growth while continuing to improve our balance sheet and deliver shareholder value. These results confirm the effectiveness of our strategy to leverage our investments, further optimize our sales mix, while managing our costs. I am very pleased with how our team executed in the fourth quarter and throughout 2018, further moving us up the value chain with our customers. Much like we saw in the first three quarters of the year, we drove solid results in the fourth quarter in our areas of strategic focus, such as managed services, advanced technologies and cloud and security solutions, and again walked away from some non-strategic low-margin volume business we identified as unprofitable.”

Khulusi continued, “Listing some fourth quarter highlights, our sales grew 4%, and our gross profit, which continued to grow faster than sales, increased 6% year over year. Our gross margin was a solid 15.0%, an increase of 40 basis points over last year, and a fourth quarter record. Coupled with cost discipline, this resulted in strong operating leverage, and we achieved a record $0.57 per share in adjusted EPS for the quarter. For the year, our gross profit grew 6% to a record $343.9 million and we grew our gross margin by 90 basis points to an annual record of 15.9%. Our strong operating leverage profile resulted in us driving significant improvement in our adjusted EPS, which grew 157% to a record $2.36 per share, exceeding the high end of our guidance. Along with our increased profitability, we continued to drive strong operating cash flow by delivering an additional $45.8 million in cash from operations in the fourth quarter. This brought our total cash provided by operations for the year to $133.7 million, which helped reduce our net debt by $125.8 million since the end of 2017.”

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Commenting on PCM’s ERP migration, Khulusi stated, “I am also pleased that during 2018 we made significant progress on our journey to upgrade and consolidate our ERP systems. During the fourth quarter, we significantly accelerated our migration to our new SAP environment, and we exited the year with 32% of consolidated billings occurring in the new environment. We have been and intend to continue executing this migration in a very careful manner in order to minimize any negative customer impact. This year, we expect to have the vast majority of our business operating on the new platform. Once completed, we will begin to focus on optimizing the new environment, which over the next few years, should allow us to become more efficient and nimble, increase productivity and drive greater operating leverage.”

Commenting on PCM’s outlook for 2019, Khulusi concluded, “On the back of a stellar 2018 and reflecting a strong outlook for 2019, we are targeting gross profit growth in the mid single digits over 2018 on low single digit sales growth. We are also targeting adjusted EPS in the range of $2.55 to $2.75. These results reflect a continuation of year over year reductions during the first half of the year of non-strategic lower margin volume business we have identified as unprofitable while we continue to execute in our areas of strategic focus. As a result, we expect year over year growth in sales and gross profit to accelerate throughout the course of the year, with Q1 being our seasonally lowest quarter in sales and profitability. We strongly feel that the future for PCM is very bright, and we’re better positioned than ever. I am extremely grateful to our PCM team who through their hard work, dedication and unwavering commitment to our vision are making our success possible.”

New Accounting Standard

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which, along with amendments issued in 2015 and 2016, replaced most existing revenue recognition guidance under GAAP and eliminate industry specific guidance. The core principle of the new guidance is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We adopted the guidance on January 1, 2018 using the full retrospective method, which resulted in adjustments to our consolidated statement of operations for the three and twelve months ended December 31, 2017, and our consolidated statement of cash flows for the twelve months ended December 31, 2017 presented herein.

Results of Operations

Fourth Quarter Segment Results Summary

Net Sales

	Three Months Ended December 31,
	2018		2017
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales		Dollar Change	Percent Change
Commercial	$440,186	78%	$442,357	81%		$(2,171)	(0)%
Public Sector	59,893	11	52,507	10		7,386	14
Canada	50,449	9	40,883	8		9,566	23
United Kingdom	13,742	2	9,136	2		4,606	50
Corporate & Other	(152)	—	(113)	—		(39)	35
Consolidated	$564,118	100%	$544,770	100	%(1)	$19,348	4

(1)	Does not foot due to rounding.

Consolidated net sales were $564.1 million in the three months ended December 31, 2018 compared to $544.8 million in the three months ended December 31, 2017, an increase of $19.3 million or 4%. Consolidated sales of services were $45.5 million in the three months ended December 31, 2018 compared to $43.0 million in the three months ended December 31, 2017, an increase of $2.5 million, or 6%, and represented 8% of consolidated net sales in each of the three months ended December 31, 2018 and 2017.

Commercial net sales were $440.2 million in the three months ended December 31, 2018 compared to $442.4 million in the three months ended December 31, 2017, a decrease of $2.2 million. Sales of services in our Commercial segment were $32.1 million in the three months ended December 31, 2018 compared to $31.9 million in the three months ended December 31, 2017, an increase of $0.2 million or 1%, and represented 7% of Commercial net sales in each of the three months ended December 31, 2018 and 2017. The decrease in our Commercial segment net sales in the three months ended December 31, 2018 was primarily due to a $4.3 million increase in sales reported on a net basis, and several specific non-strategic customer deals we elected not to pursue based on our focus on profitable growth, partially offset by increases in more profitable sales transactions. In addition, we believe we were negatively impacted by integrated circuit supply shortages from a major chip manufacturer due to their high demand, which shortages continued from the third quarter of 2018 and affected finished goods supply of certain notebooks and desktops in the fourth quarter of 2018.

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Public Sector net sales were $59.9 million in the three months ended December 31, 2018 compared to $52.5 million in the three months ended December 31, 2017, an increase of $7.4 million or 14%, primarily due to a 16% increase in our federal sales and a 11% increase in our state and local government and educational institution (“SLED”) business. Sales of services in our Public Sector segment were $4.6 million in the three months ended December 31, 2018 compared to $3.3 million in the three months ended December 31, 2017, an increase of $1.3 million or 41%, and represented 8% and 6% of Public Sector net sales in the three months ended December 31, 2018 and 2017, respectively.

Canada net sales were $50.4 million in the three months ended December 31, 2018 compared to $40.9 million in the three months ended December 31, 2017, an increase of $9.6 million, or 23%. Sales of services in our Canada segment were $7.8 million in the three months ended December 31, 2018, compared to $7.4 million in the three months ended December 31, 2017, an increase of $0.4 million or 5%, and represented 15% and 18% of Canada net sales in the three months ended December 31, 2018 and 2017, respectively.

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of $13.7 million in the three months ended December 31, 2018 compared to $9.1 million in the three months ended December 31, 2017, an increase of $4.6 million, or 50%. Sales of services in our United Kingdom segment were $1.0 million in the three months ended December 31, 2018, compared to $0.5 million in the three months ended December 31, 2017, an increase of $0.5 million or 100%, and represented 7% and 5% of United Kingdom net sales in the three months ended December 31, 2018 and 2017, respectively.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $84.8 million in the three months ended December 31, 2018 compared to $79.6 million in the three months ended December 31, 2017, an increase of $5.2 million, or 6%. Consolidated gross profit margin increased to 15.0% in the three months ended December 31, 2018 from 14.6% in the same period last year. The increase in consolidated gross profit was primarily due to a shift in mix toward higher margin solutions and service sales, partially offset by a decrease in vendor consideration. The increase in gross profit margin was primarily due to the increased gross profit margin associated with the shift in mix towards higher margin solutions and services, and the increase in sales recorded on a net basis, partially offset by a decrease in vendor consideration as a percentage of net sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $74.0 million in the three months ended December 31, 2018 compared to $80.6 million in the three months ended December 31, 2017, a decrease of $6.6 million or 8%. Consolidated SG&A expenses as a percentage of net sales decreased to 13.1% in the three months ended December 31, 2018 from 14.8% in the same period last year. The decrease in consolidated SG&A expenses was primarily due to a decrease in personnel costs of $2.2 million, a decrease in restructuring charges of $0.9 million, a decrease in credit card related costs of $0.8 million, a decrease in telecommunication expense of $0.7 million, a decrease in outside service costs of $0.6 million and an adjustment to reduce $1.1 million of contingent consideration relating to the Provista Technology acquisition.

Operating Profit (Loss)

Consolidated operating profit increased by $11.8 million to $10.8 million in the three months ended December 31, 2018 compared to operating loss $1.0 million in the same period prior year due to the increase in gross profit and reduction in SG&A expenses as discussed above.

Income Taxes

Income tax expense was $2.6 million in the three months ended December 31, 2018 compared to income tax benefit of $18,000 in the three months ended December 31, 2017. Our effective tax rate was 29.9% compared to 0.6% in the same period prior year. Income taxes in the three months ended December 31, 2018 benefited from the decrease in enacted US federal income tax rates from 35% to 21%. Income taxes in the three months ended December 31, 2017 reflected a one-time reduction in income expense of $0.4 million associated with the adoption of ASU 2014-09, as well as certain adjustments related to the Tax Cuts and Jobs Act of 2017 including a $1.9 million one-time benefit of revaluing our deferred tax liabilities at a new lower US federal tax rate, partially offset by a $0.7 million one-time expense related to the foreign income transition tax.

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Net Income (Loss)

Net income for the three months ended December 31, 2018 was $6.1 million compared to a net loss of $3.2 million for the three months ended December 31, 2017. Diluted earnings per share was $0.48 compared to a loss per share of $0.27 in the same period of the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.57 for the three months ended December 31, 2018 compared to $0.03 for the three months ended December 31, 2017.

Full Year Segment Results Summary

Net Sales

	Year Ended December 31,
	2018		2017
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales		Dollar Change	Percent Change
Commercial	$1,647,431	76%	$1,709,249	79%		$(61,818)	(4)%
Public Sector	258,945	12	274,650	13		(15,705)	(6)
Canada	195,846	9	171,208	8		24,638	14
United Kingdom	62,359	3	12,235	1		50,124	410
Corporate & Other	(621)	—	(455)	—		(166)	36
Consolidated	$2,163,960	100%	$2,166,887	100	%(1)	$(2,927)	(0)

(1)	Does not foot due to rounding.

Consolidated net sales were $2,164.0 million in 2018 compared to $2,166.9 million in 2017, a decrease of $2.9 million. Consolidated sales of services were $178.2 million in 2018 compared to $160.8 million in 2017, an increase of $17.4 million, or 11%, and represented 8% and 7% of consolidated net sales in 2018 and 2017, respectively.

Commercial net sales were $1,647.4 million in 2018 compared to $1,709.2 million in 2017, a decrease of $61.8 million or 4%. Sales of services in our Commercial segment were $125.0 million in 2018 compared to $116.3 million in 2017, an increase of $8.7 million, or 7%, and represented 8% and 7% of Commercial net sales in 2018 and 2017, respectively. The decrease in our Commercial segment net sales in 2018 was primarily due to a $35.2 million increase in sales reported on a net basis, the impact of a couple of large, lower-margin enterprise customer projects in the prior year that did not reoccur, and several specific, non-strategic customer deals we elected not to pursue based on our focus on profitable growth. In addition, we believe we were negatively impacted by integrated circuit supply shortages from a major chip manufacturer due to their high demand, which shortages affected finished goods supply of certain notebooks and desktops in the second half of 2018.

Public Sector net sales were $258.9 million in 2018 compared to $274.7 million in 2017, a decrease of $15.7 million, or 6%. Sales of services in our Public Sector segment were $17.8 million in 2018 compared to $13.9 million in 2017, an increase of $3.9 million, or 28%, and represented 7% and 5% of Public Sector net sales in 2018 and 2017, respectively. The decrease in our Public Sector net sales in 2018 was primarily due to a 20% decrease in our federal sales which were negatively impacted by the loss of a single Federal contract, which we were unwilling to rebid at a loss, and a large rollout to a different Federal agency that did not reoccur.

Canada net sales were $195.8 million in 2018 compared to $171.2 million in 2017, an increase of $24.6 million, or 14%. Sales of services in our Canadian segment were $30.6 million in 2018 compared to $30.1 million in 2017, an increase of $0.5 million, or 2%, and represented 16% and 18% of Canada net sales in 2018 and 2017, respectively.

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United Kingdom net sales were $62.4 million in 2018 compared to $12.2 million in 2017, an increase of $50.2 million, or 410%. Sales of services in our United Kingdom segment were $4.8 million in 2018 compared to $0.5 million in 2017, an increase of $4.3 million, or 837%, and represented 8% and 4% of United Kingdom net sales in 2018 and 2017, respectively.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $343.9 million in 2018 compared to $324.7 million in 2017, an increase of $19.2 million, or 6%. Consolidated gross profit margin increased to 15.9% in 2018 from 15.0% in the same period last year. The increase in consolidated gross profit was primarily due to a shift in mix toward higher margin solutions and service sales, partially offset by a decrease in vendor consideration. The increase in gross profit margin was primarily due to the increase in sales recorded on a net basis and the increased gross profit margin associated with the shift in mix towards higher margin solutions and services, partially offset by a decrease in vendor consideration as a percentage of net sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $303.2 million in 2018 compared to $314.1 million in 2017, a decrease of $10.9 million or 3%. Consolidated SG&A expenses as a percentage of net sales decreased to 14.0% in 2018 from 14.5% in the same period last year. The decrease in consolidated SG&A expenses was primarily due to a decrease in outside services of $4.9 million, primarily related to the termination of the service contract with our prior BPO service provider in Pakistan and a decrease in third party logistics costs, a decrease in restructuring related costs of $3.3 million, a decrease in credit card related costs of $2.2 million, a decrease in telecommunication costs of $1.8 million, a decrease in net advertising costs of $1.3 million and an adjustment to reduce $1.1 million of contingent consideration relating to the Provista Technology acquisition, slightly offset by an increase in personnel costs of $1.2 million.

Operating Profit

Consolidated operating profit increased by $30.1 million to $40.7 million in 2018 compared to $10.6 million in 2017, primarily due to the increase in gross profit and reduction in SG&A expenses as discussed above.

Income Taxes

Income tax expense was $9.3 million in 2018 compared to $0.7 million in 2017. Our effective tax rate was 28.9% compared to 20.4% in 2017. Income taxes in 2018 benefited from the decrease in enacted US federal income tax rates from 35% to 21%.

Income taxes in 2017 benefited from a one-time reduction in income tax expense of $0.4 million associated with the adoption of ASU 2014-09, as well as certain adjustments related to the Tax Cuts and Jobs Act of 2017 including a $1.9 million one-time benefit of revaluing our deferred tax liabilities at a new lower federal tax rate, partially offset by a $0.7 million one-time expense related to the foreign income transition tax.

Net Income

Net income for 2018 was $22.8 million compared to $2.6 million in 2017. Diluted earnings per share was $1.83 in 2018 compared $0.20 in 2017.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $2.36 in 2018 compared to $0.92 in 2017.

Consolidated Balance Sheet and Cash Flow

We had cash and cash equivalents of $6.0 million at December 31, 2018 compared to $9.1 million at December 31, 2017. We had $133.7 million of net cash provided by operating activities in the year ended December 31, 2018 compared to $64.8 million of net cash used in operating activities in the year ended December 31, 2017.

Accounts receivable at December 31, 2018 was $463.5 million, an increase of $23.8 million from December 31, 2017. Inventory at December 31, 2018 was $61.6 million, a decrease of $41.9 million from December 31, 2017, primarily related to the sell through of certain purchases made in the fourth quarter of 2017. Accounts payable at December 31, 2018 was $357.2 million, an increase of $68.0 million from December 31, 2017.

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Cash used in investing activities in the year ended December 31, 2018 totaled $5.8 million compared to $22.1 million in the year ended December 31, 2017. Investing activities in the year ended December 31, 2018 were primarily related to expenditures relating to investments in our IT infrastructure. Investing activities in the year ended December 31, 2017 were primarily related to $17.3 million of capital expenditures, including a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure and leasehold improvements and the acquisitions of Provista Technology and Stack Technology in the UK for $3.1 million and $1.7 million, respectively.

Within cash flows from financing activities, we paid earnout payments totaling $2.2 million in the year ended December 31, 2018, compared to $13.4 million in the year ended December 31, 2017.

Our outstanding borrowings under our line of credit was $88.4 million at December 31, 2018, a $125.4 million decrease compared to $213.8 million at December 31, 2017 as a result of the cash flow generated from our earnings combined with our focus on working capital management during 2018.

Sales Mix Summary

The following table sets forth our gross billed sales (net of returns) by major categories as a percentage of total gross billed sales (net of returns) for the periods presented, determined based upon our internal product code classifications:

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Y/Y Sales Growth	2018	2017	Y/Y Sales Growth
Software (1)	29%	25%	19%	29%	28%	5%
Notebooks and tablets	18	22	(15)	17	20	(12)
Networking	9	6	48	8	6	26
Services	8	8	6	8	7	11
Desktops	7	8	(5)	8	7	3
Display	5	4	16	5	4	10
Manufacturer service and warranties (1)	5	5	12	6	6	4
Accessories	4	4	(4)	3	4	(6)
Storage	3	4	(22)	3	3	(5)
Input Devices	2	2	5	2	2	0
Printers	2	2	(1)	2	2	(14)
Servers	2	3	(41)	3	3	(5)
Other (2)	6	7	(17)	6	8	(7)
Total	100%	100%		100%	100%

(1) Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2) Other includes power, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

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Conference Call

Management will hold a conference call, which will be webcast, on February 6, 2019 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss its fourth quarter and full year results. To listen to PCM management’s discussion of its fourth quarter and full year results live, access http://investor.pcm.com/events-presentations.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 12:00 p.m. ET on February 6, 2019 until February 13, 2019 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 3284949.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. We generated net sales of approximately $2.2 billion in the twelve months ended December 31, 2018. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the effectiveness of our strategy to leverage our investments and further optimize our sales mix while managing costs; our intentions to continue executing our ERP migration in a very careful manner in order to minimize any negative customer impact; our expectations to have the vast majority of our business operating on the new ERP platform and once completed, optimizing the new environment and becoming more efficient and nimble, increasing productivity and driving operating leverage; expectations of financial performance; opportunities, expectations or intentions for top or bottom line operating results including without limit sales and gross profit growth; and expectations for non-GAAP earnings per share. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in security, cloud, hybrid data center, advanced technology solutions and services, our call centers and our international expansion; availability of key vendor incentives and other vendor assistance; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation and the California Consumer Privacy Act; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses or authorizations used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in some of these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2018, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net sales	$564,118	$544,770	$2,163,960	$2,166,887
Cost of goods sold	479,323	465,142	1,820,018	1,842,159
Gross profit	84,795	79,628	343,942	324,728
Selling, general and administrative expenses	74,040	80,621	303,196	314,100
Operating profit (loss)	10,755	(993)	40,746	10,628
Interest expense, net	2,436	2,305	9,486	7,894
Equity income from unconsolidated affiliate	393	104	770	528
Income (loss) before income taxes	8,712	(3,194)	32,030	3,262
Income tax expense (benefit)	2,604	(18)	9,257	667
Net income (loss)	$6,108	$(3,176)	$22,773	$2,595

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$0.50	$(0.27)	$1.90	$0.21
Diluted	0.48	(0.27)	1.83	0.20

Weighted average number of common shares outstanding:
Basic	12,162	11,770	11,993	12,269
Diluted	12,738	11,770	12,437	13,094

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
EBITDA(a)
Consolidated operating profit (loss)	$10,755	$(993)	$40,746	$10,628
Add: Consolidated depreciation expense	2,523	2,663	10,429	10,052
Consolidated amortization expense	682	1,036	3,011	4,129
Equity income from unconsolidated affiliate(b)	393	104	770	528
EBITDA	$14,353	$2,810	$54,956	$25,337

EBITDA Adjustments
Contingent consideration adjustment(c)	$(1,075)	$—	$(1,075)	$—
Stock-based compensation	801	686	3,059	2,605
M&A and related litigation costs and fees(d)	481	539	1,793	2,916
Severance and restructuring related costs(e)	242	1,482	1,528	6,818
Foreign exchange loss (gain)	251	(22)	533	(25)
Total EBITDA adjustments	$700	$2,685	$5,838	$12,314

Adjusted EBITDA
EBITDA	$14,353	$2,810	$54,956	$25,337
Add: EBITDA Adjustments	700	2,685	5,838	12,314
Adjusted EBITDA	$15,053	$5,495	$60,794	$37,651

Net income (loss)
Income (loss) before income taxes	$8,712	$(3,194)	$32,030	$3,262
Less: Income tax expense (benefit)	2,604	(18)	9,257	667
Net income (loss)	$6,108	$(3,176)	$22,773	$2,595

Income (loss) before income taxes	$8,712	$(3,194)	$32,030	$3,262
Add: EBITDA Adjustments	700	2,685	5,838	12,314
Amortization of purchased intangibles(f)	679	1,032	2,996	4,112
One-time interest charge(g)	—	—	—	321
Adjusted income before income taxes	10,091	523	40,864	20,009
Less: Adjusted income tax expense(h)	2,856	207	11,565	7,904
Non-GAAP net income	$7,235	$316	$29,299	$12,105

Diluted earnings (loss) per share
GAAP diluted EPS	$0.48	$(0.27)	$1.83	$0.20
Non-GAAP diluted EPS	0.57	0.03	2.36	0.92

GAAP diluted weighted average number of common shares outstanding	12,738	11,770	12,437	13,094
Non-GAAP diluted weighted average number of common shares outstanding	12,738	12,246 (i)	12,437	13,094

(a)	EBITDA — earnings from operations before interest, taxes, depreciation and amortization expenses.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Represents adjustment to contingent consideration related to the Provista Technology acquisition.
(d)	Includes acquisition-related costs and fees, including litigation.
(e)	Includes employee severance related costs related to our cost reduction initiatives, duplicate costs associated with the Ovex transition, lease vacancy costs and other restructuring related costs.
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(h)	The 2018 adjusted income tax expense assumes an estimated annual effective tax rate of 28.3%, which excludes out of period impacts of the Tax Reform and Jobs Act of 2017. The 2017 adjusted income tax expense assumes an estimated annual effective tax rate of 39.5%.
(i)	Includes approximately 476,000 dilutive shares for the three months ended December 31, 2017 for computation of non-GAAP diluted EPS.

9

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$6,032	$9,113
Accounts receivable, net of allowances of $1,714 and $2,181	463,487	439,658
Inventories	61,617	103,471
Prepaid expenses and other current assets	8,535	9,333
Total current assets	539,671	561,575
Property and equipment, net	69,286	71,551
Goodwill	87,226	87,768
Intangible assets, net	8,103	11,090
Deferred income taxes	1,483	1,759
Investment and other assets	15,181	6,509
Total assets	$720,950	$740,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$357,212	$289,201
Accrued expenses and other current liabilities	63,213	55,040
Deferred revenue	7,966	7,913
Line of credit	88,399	213,778
Notes payable — current	3,283	3,362
Total current liabilities	520,073	569,294
Notes payable	29,507	32,892
Other long-term liabilities	16,583	7,338
Deferred income taxes	1,894	3,102
Total liabilities	568,057	612,626
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,573,700 and 17,170,273 shares issued; 12,183,048 and 11,779,621 shares outstanding	18	17
Additional paid-in capital	138,703	134,646
Treasury stock, at cost: 5,390,652 shares	(38,536)	(38,536)
Accumulated other comprehensive (loss) income	(1,313)	251
Retained earnings	54,021	31,248
Total stockholders’ equity	152,893	127,626
Total liabilities and stockholders’ equity	$720,950	$740,252

10

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$22,773	$2,595
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,440	14,181
Equity income from an unconsolidated affiliate	(770)	(528)
Distribution from equity method investee	294	237
Provision for deferred income taxes	(959)	283
Non-cash stock-based compensation	3,059	2,605
Change in operating assets and liabilities:
Accounts receivable	(23,829)	(67,997)
Inventories	41,854	(31,252)
Prepaid expenses and other current assets	798	7,061
Other assets	(7,937)	(333)
Accounts payable	66,641	8,355
Accrued expenses and other current liabilities	18,253	3,868
Deferred revenue	53	(3,853)
Total adjustments	110,897	(67,373)
Net cash provided by (used in) operating activities	133,670	(64,778)
Cash Flows From Investing Activities
Purchases of property and equipment	(5,741)	(17,325)
Acquisitions, net of cash acquired	(35)	(4,806)
Net cash used in investing activities	(5,776)	(22,131)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(125,379)	106,382
Borrowings under notes payable	—	5,216
Payments under notes payable	(3,450)	(3,771)
Change in book overdraft	1,314	3,195
Payments of obligations under capital leases	(1,009)	(1,311)
Payments of earn-out liability	(2,199)	(13,427)
Proceeds from capital lease obligations	—	587
Net proceeds from stock issued under stock option plans	1,646	5,080
Payments for deferred financing costs	(275)	(1,009)
Common shares repurchased and held in treasury	—	(11,602)
Payment of taxes related to net-settled stock awards	(646)	(894)
Net cash (used in) provided by financing activities	(129,998)	88,446
Effect of foreign currency on cash flow	(977)	404
Net change in cash and cash equivalents	(3,081)	1,941
Cash and cash equivalents at beginning of the period	9,113	7,172
Cash and cash equivalents at end of the period	$6,032	$9,113
Supplemental Cash Flow Information
Interest paid	$9,051	$7,071
Income taxes paid, net	2,048	4,340
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	$2,508	$900
Accrued earn-out liability related to acquisitions	—	707

11